Exhibit 19.1
CareTrust REIT, Inc.
Policy on Insider Trading
Adopted as of May 14, 2014
Updated as of March 18, 2020 and November 3, 2023

INTRODUCTION

In the course of your association with CareTrust REIT, Inc. (the “Company”), you may come into possession of material information about the Company or its securities or about other entities that is not available to the investing public (“material nonpublic information”). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to trade in securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or its securities or such other entity. The Company’s Board of Directors has adopted this Policy in order to promote compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. It is your personal responsibility to comply with this Policy and federal and state securities laws.

SCOPE OF COVERAGE

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located. The restrictions set forth in this Policy also apply to each of their spouses, minor children, family members sharing the same household, any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions, and any trust or other entity in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity (each, a “Related Party” and, collectively, “Related Parties”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information.

This Policy applies to all transactions in securities of the Company, including common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. See the sections entitled “Special Transactions” and “Prohibited Transactions” for further discussion of certain types of securities and transactions.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have access to material nonpublic information about the Company or its securities. These policies are set forth in the Company’s Addendum A to Insider Trading Policy. The Company will notify you if you are subject to Addendum A. Addendum A generally prohibits those covered by it from trading in Company securities during “blackout periods” (as defined in Addendum A), and requires pre-clearance for all transactions in Company securities.

Exhibit 19.1
INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any Related Party whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all transactions by any Related Party as if the transactions were for your own account for the purposes of this Policy and applicable securities laws. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

MATERIAL NONPUBLIC INFORMATION

What is Material Information? Under Company policy and United States laws, information is material if:

•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, could be expected to affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:

•annual or quarterly results of operations and significant changes in financial performance or liquidity;
•earnings    announcements    or    estimates,    or    changes    to    previously    released announcements or estimates;
•significant developments regarding the Company’s business operations;
•significant write-downs or additions to reserves for bad debts;
•significant acquisitions and dispositions of properties;
•significant new lawsuits or regulatory matters, or significant developments in existing ones;
•proposals, plans or agreements, even if preliminary in nature, involving significant or strategic transactions, such as corporate mergers and acquisitions, tender offers, divestitures, recapitalizations, joint ventures or purchases or sales of substantial assets;
•offerings of securities or other significant changes in the Company’s capitalization, including extraordinary borrowings or other financing transactions out of the ordinary course;
•events regarding the Company’s securities (e.g., defaults, redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders);
•changes in control of the Company or significant changes in senior management;
•significant cybersecurity incidents, data breaches or similar events; and
•changes in auditors or auditor notification that the Company may no longer rely on an audit report.

Exhibit 19.1

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

•public filings with the Securities and Exchange Commission (“SEC”);
•issuance of press releases;
•a pre-announced conference call or webcast open to the public; or
•information contained in proxy statements and prospectuses.
By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and/or institutional investors. You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight, and questions concerning the materiality of particular information should be resolved in favor of a determination of materiality. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Executive Officer.

“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of the Company’s Insider Trading Policy to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee. You may be found liable as a tipper if you receive a personal benefit (i.e. money, reputational gain, information exchange, gift) by your giving the tip. A tippee does not have to receive a personal benefit beyond the monetary profit from the transaction to be liable for insider trading.

SPECIAL TRANSACTIONS

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e. a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares

Exhibit 19.1
subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

Restricted Stock and Stock Unit Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The trading restrictions do apply, however, to any market sale of restricted stock or the shares received upon vesting of restricted stock units.

Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company are not subject to the trading restrictions of this Policy.

GIFTS OF SECURITIES

A disposition of the Company’s securities by bona fide gift (including charitable donations and transfers for estate planning purposes) could create insider trading concerns under some circumstances if the donor is aware of material nonpublic information. Therefore, unless approved by the Chief Executive Officer, individuals subject to this Policy are not permitted to gift Company securities when aware of material nonpublic information about the Company or its securities or otherwise subject to a blackout period in accordance with Addendum A to this Policy. This approval requirement applies even if you are not otherwise subject to the pre-clearance requirements set forth in Addendum A of this Policy.

RESTRICTED TRANSACTIONS

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following transactions without obtaining pre-clearance from the Chief Executive Officer:

Publicly Traded Options. Absent pre-clearance, you may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long- term objectives.

Short Sales. Absent pre-clearance, you may not engage in short sales of Company securities and, pursuant to Section 16(c) under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act”), officers and directors are at all times prohibited from engaging in short sales . A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in

Exhibit 19.1
Company securities, absent pre-clearance, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

Hedging Transactions. Absent pre-clearance, you may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions may allow a director, officer, or employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer, or employee no longer having the same objectives as the Company’s other shareholders.

Short-Term Trading. If you purchase Company securities in the open market, absent pre-clearance, you may not sell any Company securities of the same class during the six months following the purchase (or vice versa). Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Additionally, directors and Section 16 Officers (as defined in Addendum A to this Policy) are subject to “short-swing” trading restrictions, as described in Addendum A.

Standing and Limit Orders. Absent pre-clearance, you may not place standing or limit orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information.

TRADING PLANS

Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements of such rule (each, a “Trading Plan”). Therefore, notwithstanding the prohibition against insider trading, Rule 10b5-1 and Company policy permit employees, officers, directors and others subject to this Policy to trade in Company securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a Trading Plan that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements set forth in Addendum B. Anyone subject to this Policy who wishes to enter into a Trading Plan must submit the Trading Plan to the Chief Executive Officer for pre-clearance at least 5 business days prior to the planned entry into the Trading Plan.

REPORTING VIOLATIONS/SEEKING ADVICE

You should report suspected violations of this Policy to the Chief Executive Officer. In addition, if you:

•receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone.

Exhibit 19.1
To seek advice about what to do under those circumstances, you should contact the Chief Executive Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

POST-TERMINATION TRANSACTIONS

This Policy, including the Addendums if applicable, continues to apply to transactions in Company securities even after termination of service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified in Addendum A, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING POLICY AND LAWS

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees. Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years. The seriousness of securities law violations is reflected in the penalties such violations carry. Subject to applicable law, the resignation of a director who has violated this policy may also be sought or Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career and may also create negative publicity for the Company.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, all directors, officers and employees should review this Policy (including the Addendums) carefully and contact the Chief Executive Officer if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Policy.

ACKNOWLEDGEMENT

All directors, officers and other employees subject to this Policy (and any of the Addendums) must acknowledge their understanding of, and intent to comply with, the Company’s Insider Trading Policy on the form attached to this Policy.

Exhibit 19.1
CareTrust REIT, Inc.
Addendum A to Policy on Insider Trading
Adopted as of May 14, 2014
Updated as of March 18, 2020 and November 3, 2023

INTRODUCTION

This Addendum A explains requirements and procedures which apply to all directors, officers and certain designated employees of CareTrust REIT, Inc. (the “Company”) who have access to material nonpublic information about the Company or its securities, and is in addition to and supplements the Company’s Policy on Insider Trading. The names of the covered persons subject to this Addendum A are listed on attached Schedule A. The Company may from time to time designate other individuals who are subject to this Addendum A, including in connection with any event-specific blackout as described below, and will notify such individuals if they become subject to the blackout period or other requirements of this Addendum A (even if not named on Schedule A hereto). The Company may amend Schedule A from time to time as necessary to reflect changes to the persons subject to this Addendum A or the resignation or change of status of any individual. Please note that this Policy applies to all Company securities which you hold or may acquire in the future.

Please read this Addendum A carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s Chief Executive Officer.

PRE-CLEARANCE PROCEDURES

Those subject to this Addendum A, and each of their respective Related Parties, may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Chief Executive Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company or its securities, and should describe fully those circumstances to the Chief Executive Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form
5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a Trading Plan adopted in accordance with the requirements of Addendum B to the Company’s Policy on Insider Trading (including the pre-clearance requirement for the Trading Plan set forth therein). Pre-clearance is also not required for the “Special Transactions” to which the Insider Trading Policy does not apply.

Exhibit 19.1

BLACKOUT PERIODS

Those individuals subject to this Addendum A (and their respective Related Parties) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of a Trading Plan established in compliance with Addendum B to the Company’s Policy on Insider Trading).

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning on the last day of the last month of the quarter and ending after the second full business day following the release of the Company’s earnings for that quarter.

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. If a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities, you should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market. The Company may also designate an event-specific blackout as described below.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. In connection with such events, the Company may from time to impose an event-specific blackout. The existence of an event-specific blackout will not be announced, except that each director, officer and/or employee subject to an event-specific blackout will be notified of the existence thereof. Any person subject to an event-specific blackout may not trade in the Company’s securities during an event-specific blackout. Any person made aware of the existence of an event- specific blackout should not disclose the existence of the blackout to any other person.

Directors and Section 16 Officers (as defined below) may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company or its securities. The failure of the Chief Executive Officer to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), directors and certain officers subject to Section 16 (the “Section 16 Officers”) of the Company must report to the SEC their holdings and must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. This requirement encompasses all “equity securities” of the Company, including, but not limited to, the Company’s common stock, and also includes any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include options, warrants, convertible securities, and stock appreciation rights.

Exhibit 19.1

Form 3: Initial Beneficial Ownership Statement. A person who becomes a director or Section 16 Officer of the Company must file a Form 3 within ten days of becoming a director or Section 16 Officer, even if the director or Section 16 Officer is not an owner of the Company’s equity securities at the time. The Form 3 must disclose the director’s or Section 16 Officer’s ownership of any Company equity securities the director or Section 16 Officer owns immediately prior to assuming office.

Form 4: Changes of Beneficial Ownership Statement. As long as a person remains a director or Section 16 Officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed before 10:00 p.m. Eastern Time on the second business day following the day that there is a change in the number of equity securities of the Company held from that previously reported to the SEC. There are exceptions to this requirement for acquisitions (but not dispositions) of gifts and a very limited class of employee benefit plan transactions.

Form 5: Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or Section 16 Officer of the Company during any part of the Company’s fiscal year to report: (1) all reportable transactions in Company equity securities exempt from the Form 4 filing requirement or unreported transactions of less than $10,000; (2) all transactions that should have been reported during the last fiscal year but were not; and (3) with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, which is February 14, or the first business day thereafter. Common types of transactions reportable on Form 5 include acquisitions (but not dispositions) by gift and unreported transactions of less than $10,000.

Family Holdings. Directors and Section 16 Officers are presumed to beneficially own Company securities held by any member of the director’s or Section 16 Officer’s immediate family sharing the director’s or Section 16 Officer’s household. As a result, directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the director’s or Section 16 Officer’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

Trusts. Directors and Section 16 Officers may also be presumed to beneficially own Company securities held in a trust depending on the status of the director or Section 16 Officer or members of his or her immediate family members as the settlor, trustee, beneficiary or other position with respect to the trust. Please notify the Chief Executive Officer if you have any questions about whether you are required to report holdings or transactions of Company securities held in a trust.

Any questions concerning whether a particular transaction will necessitate reporting pursuant to Section 16, or any questions regarding the timing or filing requirements for such transaction should be directed to the Company’s Chief Executive Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

Reporting Exemptions for Certain Employee Benefit Plan Transactions. Rule 16b-3 under the Exchange Act provides exemptions for director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans. A transaction that results only in a change in the form of

Exhibit 19.1
a person’s beneficial ownership (with no change in the holder’s pecuniary interest) is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable. The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.

SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits. In order to discourage directors and officers from profiting through short- term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.) “Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

Short-Swing Exemptions for Certain Reinvestment and Employee Benefit Plan Transactions. As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine the amount, if any, of profit derived from the transactions. Rule 16b-3 has carved out certain limited exceptions to what constitutes a “purchase” for these matching purposes. Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for short-swing purposes, provided that the benefit plan meets various statutory requirements. The CareTrust REIT, Inc. and CareTrust Partnership, L.P. Incentive Award Plan meets these requirements, and therefore an acquisition of equity securities under it generally speaking is not a “purchase” for short-swing purposes.

LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES

Under the Securities Act, directors and certain officers who are affiliates1 of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register sale of the securities under the Securities Act. “Securities” under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to the Company’s common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securities to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).

The relevant provisions of Rule 144 as they apply to resales by directors and officers seeking to take advantage of the safe harbor are as follows:
1 Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

Exhibit 19.1
Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed, with certain exceptions, all reports required by the Exchange Act during the twelve months preceding the sale.

Manner of sale.2 The sale of Company shares by a director or officer must be made in one of the following manners:

•in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
•to a market maker at the price held out by the market maker; or
•in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.3

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

Number of shares which may be sold. The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:

•one percent of the outstanding shares of the same class of the Company, or
•the average weekly reported trading volume in the four calendar weeks preceding the transactions.

The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:

•the average weekly reported trading volume in the four calendar weeks preceding the sale, or
•10 percent of the principal amount of the tranche of debt securities (or 10 percent of the class of non-participatory preferred stock).

Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the officer or director must file a notice of sale with the SEC on Form 144 prior to, or concurrently with, the placing of the order to sell securities.

Holding Periods. Any securities of the Company acquired directly or indirectly from the Company or any affiliate of the Company in a transaction that was not registered with the SEC under the Securities Act (restricted securities) must be held for six months prior to reselling such securities. There is no statutory
2 The manner of sale requirements applies only to equity securities. Debt securities are not subject to any manner of sale requirements.
3 A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

Exhibit 19.1
minimum holding period for securities which were registered under the Securities Act or acquired in an open-market transaction.

In certain situations (e.g., securities acquired through stock dividends, splits or conversions), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

Exhibit 19.1
SCHEDULE A
Updated November 3, 2023

Name	Position
David M. Sedgwick	Director, President and Chief Executive Officer
William M. Wagner	Chief Financial Officer, Treasurer
James Callister	Chief Investment Officer
Diana M. Laing	Director, Chair of the Board of Directors
Spencer G. Plumb	Director
Careina D. Williams	Director
Anne Olson	Director

Exhibit 19.1
CareTrust REIT, Inc.
Addendum B to Policy on Insider Trading
Adopted as of November 3, 2023

10B5-1 TRADING PLAN REQUIREMENTS
Rule 10b5-1(c) under the Securities Exchange Act of 1934 (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements of such rule (each, a “Trading Plan”). The Company permits its employees (including officers) and directors (together, “Insiders”) that have adopted a Trading Plan in compliance with Rule 10b5-1 and this Addendum B to the Company’s Insider Trading Policy to engage in transactions over an extended period of time, even during a blackout period (as detailed below), as long as the Insider is not aware of material nonpublic information at the time the Insider entered into the Trading Plan and has acted in good faith with respect to the plan. Trades made outside of an existing Trading Plan will not benefit from the protection afforded by Rule 10b5-1, and Trading Plans do not exempt directors and Section 16 Officers from complying with Section 16 reporting requirements or the short-swing liability provisions of Section 16 under the Exchange Act.
As specified in the Company’s Insider Trading Policy, a Trading Plan must be approved by the Chief Executive Officer prior to its adoption or modification. Any Insider who wishes to enter into a Trading Plan must submit the Trading Plan to the Chief Executive Officer for pre-clearance at least 5 business days prior to the planned entry into the Trading Plan. Subject to pre-clearance of the Trading Plan, no additional pre-clearance will be required for transactions conducted pursuant to the Trading Plan.
Each Trading Plan adopted by an Insider must comply with the following requirements:

•Adoption—The Trading Plan must be adopted only when the Insider is not aware of any material nonpublic information AND may not be adopted at any time during which the Insider is subject to a blackout period under Addendum A to the Company’s Insider Trading Policy. The Insider must enter into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
•Form—The Trading Plan must be in the form of:
oa binding contract to purchase or sell the security;
oan instruction to another person to buy or sell the security; or
oa written plan for trading securities.

•Trading Arrangements—The Trading Plan must:
oeither:
specify the amounts of securities, prices, and dates for the transactions; or

Exhibit 19.1
include a written algorithm or computer program that specifies the amounts of securities, prices, and dates for the transactions; and
onot permit the Insider adopting the plan (or anyone else with access to material, nonpublic information) to “exercise any subsequent influence over how, when, or whether to effect purchases or sales.”

•Content—The Trading Plan must:
ocontain a representation from the Insider adopting the Trading Plan that, at the time the Trading Plan is adopted, he or she is not aware of material, nonpublic information about the Company or its securities;
ocontain a representation from the Insider adopting the Trading Plan that the Trading Plan is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
ohave a minimum duration of six months and a maximum duration of eighteen months, unless a shorter or longer term is approved by the Chief Executive Officer; and
ocontain and comply with such other terms, conditions and restrictions as may be required by Rule 10b5-1 and applicable SEC rules as in effect from time to time.

•Trades Under the Plan—Trading in the Company’s securities may not commence under the Trading Plan until the expiration of a waiting period which is (A) for directors and Section 16 Officers, the later of (i) 90 days after the Trading Plan is adopted, or (ii) two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K containing financial results for the fiscal quarter in which the Trading Plan was adopted (subject to a maximum waiting period of 120 days) and (B) for other employees, 30 days after the Trading Plan is adopted (such period in which trades may not occur pursuant to clause (A) or (B), as applicable, the “Cooling-Off Period”);

•Restrictions on Overlapping Plans—Unless otherwise permitted by Rule 10b5-1, no more than one Trading Plan to effect open market purchases or sales of securities may be in effect at any time with respect to the Company’s securities beneficially owned by the Insider adopting the Trading Plan, except that, during the term of a Plan, such Insider may:
oadopt a Trading Plan in compliance with the requirements for Trading Plans set forth in this Addendum B, with any transactions to take effect upon the completion or expiration of the Insider’s current Trading Plan; provided, however, that if the Insider’s current Trading Plan is terminated before its originally scheduled completion date, then the Cooling-Off Period for the later-commencing Plan shall run from the date of such termination (and not from the date the later-commencing Plan was adopted); and
oenter into another contract, instruction or plan providing only for the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and provided that the Insider does not exercise control over the timing of such sales (a “Sell-to-Cover Plan”).

•Restrictions on Single-Trade Plans—other than Sell-to-Cover Plans, no more than one Trading Plan designed to effect the open-market purchase or sale in a single transaction of the total amount of the Company’s securities subject to the Trading Plan may be adopted within any twelve month period.

Exhibit 19.1
•After Adoption—After a Trading Plan is adopted, the purchases or sales must be made in compliance with the Trading Plan and the Insider must act in good faith with respect to the Trading Plan. The Insider adopting the Trading Plan cannot cause the Plan to be altered or deviated from, or enter into or alter a corresponding or hedging transaction position with respect to the securities to be purchased or sold under the Trading Plan.
•Plan Modifications or Terminations—Although modifications to an existing Trading Plan are not prohibited, an Insider should adopt a Trading Plan with the intention that it will not be amended or terminated prior to its expiration. Any modification or termination must be pre-cleared by the Chief Executive Officer pursuant to the Company’s pre-clearance procedures for Trading Plans, and any modification must satisfy all of the requirements set forth above with respect to the adoption of a Trading Plan, including the required Cooling-Off Period before any trades may commence under the modified plan. A modification of a Trading Plan includes any change to the amount, price, or timing of the purchase or sale of securities under such Plan, but does not include the substitution of the broker executing trades thereunder as long as such modified plan does not change the price, amount of securities to be purchased or sold or dates on which such purchases or sales are to be executed.

The Company and the Company’s directors and Section 16 Officers must make certain disclosures in SEC filings concerning the adoption, modification or termination of any Trading Plans. Section 16 Officers and directors of the Company must undertake to provide any information requested by the Company regarding Trading Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director and Section 16 Officer understands that the approval or adoption of a Trading Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. Sales transacted in accordance with the Trading Plan will be reported to the SEC on Form 4 within two days of the transaction and will reflect that the trade was made pursuant to a trading arrangement adopted under Rule 10b5-1.

Exhibit 19.1
ACKNOWLEDGMENT FORM

I have received and read the CareTrust REIT, Inc. Policy on Insider Trading and the Addendums thereto applicable to officers, directors and certain designated employees, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Policy on Insider Trading and the Addendums. If I am an employee of the Company, I acknowledge that the Policy on Insider Trading and the Addendums are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name
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Signature
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__________________________________    Date